Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

The tender offers described here, which have not yet commenced, will be made for the shares, ADSs and convertible bonds (OCEANEs) of Wavecom. This transcript is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and convertible bonds of Wavecom will be made only pursuant to the offer to purchase and related materials that Gemalto has filed with the French Autorité des marchés financiers (“AMF”) as a note d’information only at the time of the launching of the offer pursuant to French laws and regulations, and the Tender Offer Statement on Schedule TO Gemalto intends to file with the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully such offer materials prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (http://www.amf-france.org.), and with the SEC, from the SEC’s website (http://www.sec.gov), in each case without charge. Such materials filed by Gemalto will also be available for free at Gemalto’s website (http://www.gemalto.com).
Gemalto
Presenters: Olivier Piou, Jacques Tierny, Philippe Vallée
Monday 6th October 2008
14h00 BST
Operator: Good day and welcome to the Gemalto Conference Call. Today’s conference is being recorded. At this time I would like to turn the conference over to Mr. Olivier Piou, CEO of Gemalto. Please go ahead.
Olivier Piou: Thank you Zvena. Ladies and gentlemen, thank you for joining us in this call today. We asked you to dial in to discuss about the offer for Wavecom that Gemalto has filed this morning with the French AMF. It is an all cash offer to buy Wavecom shares and OCEANE bonds. As you have already probably noticed it is a very attractive offer since it represents a 72% premium to Wavecom’s closing share price of last Friday and about a 50% premium to its average price in the last three months. Today we have with me Jacques Tierny, our CFO; and Philippe Vallée who is the Executive Vice-President of Gemalto’s Mobile Communication division and I invited Philippe because we intend to integrate Wavecom in this division.
I will start today by quickly going through some prepared remarks and setting out the key points of the offer. Philippe will then talk about our interests and our ambitions in machine-to-machine technology, then I will conclude and we’ll be happy to take your questions so we’ll try to go fast to reach the question and answer session rapidly.
So if you turn to slide number 4 from the material which is available on our Gemalto website I will start the presentation by quickly summing up the key points that bring us here. First it’s a planned offer which we have filed this morning and which is subject to the French AMF approval, so the French financial authorities market and it is for Wavecom shares and OCEANE bonds as I

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

described, so large premiums that we are offering to the shareholders of Wavecom which shows our commitment and our determination to convince them to tender their shares to this offer. Wavecom is the leading player in the rapidly growing field of wireless machine-to-machine communication or M2M. It is a promising market and Philippe will go into the detail of its growth rate and the numbers but it’s a market which needs practical and secure solutions. It has great potential because the penetration remains low by comparison to the number of machines that could be connected worldwide and it’s a domain which needs more simple, more standardised solutions in order to grow faster and as you know at Gemalto we like to encourage growth and we have done this very successfully with the simcards so that the market growth, we can have a good share of that market which is growing. It is a market which is adjusting to our current markets. It is one which we have been watching closely for a long time actually and simply because we have already some exposure through the simcards that we sell for those applications and some specialised offers that we have with different form factors, different formats of simcards that are dedicated for that purpose simply because the working environment of simcards into a machine environment is quite different than from your handset, also the reliability and duration of installation of those devices is of course longer. So it’s a market that we understand in terms of its dynamics, we understand it well and as a result we are confident that this acquisition will give us a strategic position in this highly promising market which we can develop further.
The timing also is important, the timing is good since the world is now well covered with these networks. There is no more investment to be done in a significant way, you can assume in almost every country and every location that you have a data network available around you and so there are clear benefits for companies like EDF or Constellation in the US or any utility or any operator of machines to help them reduce their operating costs. It’s also good for the mobile operators, the major network operators that we serve very well at Gemalto to be able to sell additional data rates with a very marginal cost so for them it’s all profit and of course it is a good opportunity for the actors of the M2M to participate in that growth and Gemalto here will act as a catalyst by developing standardised and secure practical solutions that are more easy to deploy.

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

So Wavecom is a leading and highly innovative company. It has a large number of patents, it has high quality customers and most importantly it has also a strategy which is based around software and services which is pretty similar to our own strategy in our core business and it’s also a fabless business, it’s a design house, a design centre, they subcontract entirely the production of what they sell in terms of devices. So with this acquisition Gemalto intends to seal this opportunity of becoming a leading player in the M2M market just in the same way that we are already the leader in the microprocessor card market and we aim to realise this ambition by applying our operational and business expertise, the turnaround capability that we have been able to do in the various businesses we are involved in which are resulting in highly profitable activities. In this deal we consider that the integration risk is very limited. Wavecom operates in very similar business areas than Gemalto and also to date it’s operating in very similar geographical zones to ours and we will be able to grow them in the geographical areas where we operate and it’s also relatively small compared to the total of Gemalto because its revenue is about 10% of Gemalto’s. I think we also have a pretty long standing experience in integrating acquisitions successfully, I will not go through the string of successful mergers that we have done to create Gemalto but I think it’s very clear that we will work hard to integrate the Wavecom employees with the Gemalto workforce. Also what’s interesting is that we have been working in partnership with Wavecom on several operations to try to promote and deploy machine-to-machine applications and also our head offices are located very close to each other, a few miles apart so any integration would be relatively straightforward.
The Gemalto global presence would also be a major advantage in boosting Wavecom’s development so again I think here the risk of execution is relatively limited and all these relationships which we have formed with Wavecom and our mobile operator customers will help us together develop the M2M market.
So if we take all these factors into account we are very confident that the deal will create value for all the shareholders involved, in particular for the Wavecom shareholders of course because of

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

that high premium that we are willing to provide to them and the fact that this is an all-cash offer so it is a total certainty and for the Gemalto shareholders through first some rapid cost synergies which are simply listed linked to the de-listing of Wavecom from the US and the French market by simply sharing premises, simply for example Wavecom just opened a centre in São Paulo a few weeks ago. It would be very straightforward to locate them in the same place as Gemalto because we have already offices in São Paulo and of course generating savings on purchases and simply the operating expenses and as you know we have been through a merger between Axalto and Gemplus recently and we are pretty good at finding those purchasing synergies.
If you simply take the numbers they are relatively large compared to the Wavecom revenue without having direct access to those costs, our competitor Overture just went out of the stock market a few weeks ago and was mentioning that it was costing them over €2 million to simply be listed. In France you can assume that it is certainly at least this number to be listed in the US so this is 2 million from France, 3 million for the US. When you compare it to a revenue base of 150 million for Wavecom these are easy savings that are simply ready and easy to grab.
We have also some synergies through the application of our skills in managing and updating remotely and securely over the air a very large number of intelligent objects worldwide. You know that Gemalto is managing on a daily basis over 600 million simcards that are in the wireless and handsets of humans and it is very clear that this capability is very transferable to the remote management of equipment and it’s a capability that actually Wavecom was on their way to try to develop. Also I think we have good synergies in terms of the development of our software and service business in the same way that Wavecom and Gemalto are doing at present.
At the end of the day I think also what’s important [audio stream loss] just to compliment on the last bullet I wanted to say that our [audio stream loss] of Gemalto’s future growth. It’s clear also that for us we will continue to grow just by ourselves and it’s certainly a good acquisition but not necessarily absolutely critical or essential.

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

So if I go now to page 5 what would be interesting to cover is that Gemalto has built a strong base of profitable operations. We are continuously generating a large amount of cash. We have a solid balance sheet and the reason why we got interested in machine-to-machine is that in mobile comms we are consistently monitoring a number of growth sectors and we analyse always the various technologies that makes play an important part in the future of our business segment and in that scope Wavecom came to our attention as really an excellent partner for Gemalto and we share actually Wavecom’s vision regarding its market and its growth potential, the importance of innovation, the importance of leadership, the importance of service, the software strategy and it’s another reason why we are confident that our offer will be a success.
We are continuing to develop the roadmap that will enable us to realise our ambitions beyond 2009. You know that after concluding successfully the merge between Gemplus and Axalto to create Gemalto we are in the definition and the planning of what’s next, this roadmap involves at the same time organic growth and accelerating this growth through complimentary acquisitions and you should look at the Wavecom deal exactly in that scope.
If you turn to the next page, the next page number 6 you will see the detail of the offer which I will go through with you quickly but you probably already know them by now. It is an all-cash offer for both the shares and the OCEANE bonds of Wavecom. The Information Memorandum was filed with the AMF this morning and it will be filed with the SEC in the US on the day that the offer is declared open in France. The offer will be open [audio stream loss] to Friday’s closing price, is if you look at the figures at the bottom [audio stream loss] the premium is substantial and of course measured but you see that this is also of course the analyst consensus of about €5 per share because we have a longer view and we consider that as an industrial we need to be able to help Wavecom grow and develop. So we believe that this offer is very attractive and we are confident that Wavecom shareholders will support it by tendering their shares because if anything there are

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

not that many offers in cash and with such a large premium these days, it’s really the best offer that we wanted to put forward.
So with this I propose that I pass the mike to Philippe Vallée who will explain the business rationale and where we are going with machine-to-machine communication. Philippe?
Philippe Vallée: Thank you Olivier. I invite you to go to slide number 8 on the transition which is again on the Gemalto.com website. This slide is about involved descriptions of the different segments you can find to be on the machine-to-machine business so as you can see here it’s very, very scattered across different industries. You have the automotive telematics, you have the metering businesses, you have the tracking businesses and so on. What I’d like to say is that this is a market which is addressed today in a business-to-business approach with some very, very specific requirements requested by those different vertical industries which are all of them requiring some different set of quality of services, environment requirements or security to be connected all tying them to the machine which is at the other end of the network for those operators.
This is a market which is today addressed by a very fragmented set of suppliers. You have the people working on the modes of business, you have the people working on the software business whether to programme the machines themselves or to integrate as a software integrator the machine base with the operator which is running such machines and you have of course the communication businesses which is enabling the connection itself whether it’s net to net or data linked also through wireless technologies. One of the rationales for that proposition is to go further in the value chain for Gemalto and Wavecom and to propose a sort of one-stop shop solution like integrating different capabilities that will be detailed later on on the slides.
So now if we go to slide number 9 this is a short description of what can be perceived and analysed from Wavecom’s positioning on the market. Wavecom is a company which is

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

historically designing the wireless CPU that is found in both machines, wireless CPU which has been adapted to the different rates of technology but also the different environments that are again in those industries. This is also a player which has developed its own set of software suites sometimes based on open sources which are enabling the machines and the modules to be programmed on the spot during the manufacturing processes but also remotely by using some services and then the company has developed either organically by acquiring different players including recently Anyware Technologies which is a sort of mechanism to connect the machines.
An important point as far as Wavecom is concerned, this is fabless model, it means they don’t manufacture themselves the module itself but they outsource the manufacturing to a partner which is operating in China. HSBC has put for us an estimate of the revenue that Wavecom could make in 2008 which is estimated at around €144 million and this is a company which is slightly positive as far as the bottom line is concerned. It employs today something like 500 people all across the world mostly located in France with some subsidiaries and as mentioned by Olivier before this is a company which has put since 1993 a very strong profit on R&D deriving expertise in modems and different modules to a full machine-to-machine technology. They are listed in Euronext in Paris and on the Nasdaq in New York.
Now if we go to slide number 10 as a market perspective it’s a different data point which we gathered from different industry analysts that are in that market. This is a market which is growing overall in value 20-22% a year. We think that the module industry shipped something like 20 million units in 2007. Roughly you’ll find today an install base according to Harbor Research, an install base of 110 million modules, machine-to-machine modules on the field and roughly we think, the industry thinks this is a business size of value of roughly €800 million as far as the module business is concerned. Very, very important, a lot of analysts consider that it has overcome its height of sales so to speak and now we really assist in the different segments that we described in slide number 8, we assist in the ramp-up over different verticals using

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

machine-to-machine and management of such machines to operate their own applications through such systems.
So now if we go on slide 11 to a broad review on the key drivers on that market. First of all you’ll find airwaves all across the world whether it’s about GPRS, simple SMS data on GSM or third generation so even WiMAX. There is very strong let’s say connectivity capability and therefore this market is ready to take off since you have different mechanisms whether it’s broadband or thin band but you have the ability to connect through different technologies to those machines. The second key driver on that business is the regulations especially in the US and in Europe. You will find more and more strong let’s say directives to offer emergency services for people driving cars for example or people having need to send emergency calls and this is also a driver for cars in particular in such an environment. The last one which is also very important, we all know that the mobile network operators are let’s say developed to the extreme in the voice business. They are all looking for other avenues for developing their top line whether it’s now the next El Dorado if I may say is the data business and in the data business you have actually two main segments: the consumer segment which is mostly selling content, music, ring tones and stuff like that to the mobile users but you have also the business to business data segment where of course machine-to-machine falls into and this is very important for MNOs because for them this is a good opportunity to monetise these data businesses because as I said all year such links between a machine operator and a car for example is very important in case of emergency and therefore quality and security is important.
So now if we go to the next slide, slide number 12, this is to describe a little bit with you what are the rationales of this proposed industrial project between Gemalto and Wavecom. First of all I think we both of us share the same vision about billions of connected people today, devices, machines tomorrow and therefore there is a need to offer solid solutions to connect such machines going forward. The second point is that this is a unique combination of expertise in the remote management of devices and software capability since both Gemalto on the human

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

communication side and Wavecom on the machine communication side have developed software, technologies, remote connections and operated solutions capabilities to help the people running machines to be connected all the time at all times with a good quality of service. We think that Gemalto has a very solid financial capability and management capability to integrate Wavecom in a solid shelter to propagate Wavecom activities and business propositions to larger geographies. Gemalto offers let’s say a very solid account management network, to understand the unmet needs of the MNOs on earth, Wavecom is bringing its own sales channel with specific industries. As already said by Olivier we think that it’s a limited integration risk because we share the same future, we share let’s say some strong geography proximities and we share the same passion about let’s say software, services and the possibility to offer our customers a one-stop shop approach.
With that I’d like to pass back the microphone to Olivier who will conclude these remarks.
Olivier Piou: Thank you Philippe. So I think the benefits of the deal are pretty clear for all Wavecom stakeholders. It’s clear to me that customers will benefit from the combined company’s much larger R&D capacity, from the global services, capacity to provide global support and also I think it’s pretty straightforward that they will be also reassured by our operational expertise and our commitment to efficiency and commercial coverage. Wavecom employees will also benefit, they will join a larger company. This will give them a broader career opportunity, I think it’s pretty straightforward to understand that they will have much greater scope for moving between jobs and countries and by joining Gemalto they will become part of a company that is financially solid, that is enjoying profitable growth and that has a genuinely international culture which is something pretty interesting to participate in. As regards Wavecom security holders, you know the shareholders and the OCEANE bondholders reiterate that the offer is entirely in cash so certain and available. It’s an attractive premium, 72% premium on the last closing share price. In addition we have placed an offer for the bondholders which are currently trading at a discount and they will have the option to have their bond redeemed earlier than expected at par if our offer is

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
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successful so very clearly I believe that we have put forward the very best offer for all the stakeholders in Wavecom.
If you turn to page 15 I wanted to also highlight quickly for you the Gemalto shareholders the various steps that I see in the few years to come because as you know I like to explain to you the plan and how we plan to execute it. In the first step the main synergies are essentially cost synergies in terms of the de-listing and the sharing of offices which is pretty straightforward and also it is through the growth by the geographical coverage. You know Wavecom is simply just starting in Latin America where Gemalto is very strong all around the continent and it’s pretty straightforward to see that together we will have a much stronger view, but the first step is mostly execution of the deal and immediate synergies. The second phase is much more the ramp-up of revenue with the adoption of the combined technologies and the ramp-up due to the extended geographical coverage. The third step we will have the growth of the services business simply because the services business typically lags by a year or two on the first part, so this path is pretty straightforward to understand, it reinforces both company’s strategies. It will be helped by the over-the-air platforms, remote management services that we have at present and I think overall we are in the very same philosophy that I’ve always highlighted which is that this market is there, it is there to be developed. We intend to grow the entire cake of this market and we intend to participate to take a good share of that market by standardisation and by more simple and more easy deployment.
If you turn to page 16 I wanted simply to conclude by the fact that our objective is clear: by acquiring Wavecom we will be gaining by leading this very promising market and fast growing market. We want to see this opportunity to become a leading player of this M2M market. Together we will have a significant lead in this market. I want to stress again that this acquisition is an excellent opportunity for both parties in a premium of more than 70% and all in cash, we are making it a very good deal for the current shareholders. We will create value for both companies and with us Wavecom will be a leading player in M2M with a sustainable business model based

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Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
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on innovation in wireless technologies and services which is clearly at the heart of what Gemalto does best.
So with this I wanted to thank you for your interest. I have Vincent Biraud, our Investor Relations who is telling me that apparently some of you may have had some sound problems during the conference so I hope it was not too long of an interruption so don’t hesitate if this happened to you to ask questions on topics we have already covered, apparently it happened to a few of you but if you had a mute for a few seconds I hope it was not longer than this, don’t hesitate to ask us and revisit some of the points that we’ve made. Zvena, can you explain the process of asking questions please?
Operator: Yes, thank you very much. The Q&A session will be conducted electronically. If you would like to ask a question please press *1 on your telephone keypad. Please ensure that the mute function on your telephone is switched off to allow your signal to reach our equipment. We will take questions in the order received and we will take as many as time permits. If you find that your question has been answered you may remove yourself from the queue by pressing *2. Again please press *1 to ask a question. We will pause for just a moment to allow everyone to signal for questions.
The first question comes from Steve Babureck from Exane. Please go ahead.
Steve Babureck: Hello, good afternoon everyone, it’s Steve Babureck from Exane. I just have three quick questions, the first question is if the Wavecom board rejects the offer do you expect to raise your proposal or is it your final offer? Second question on margins, what sort of margins do you expect for Wavecom if the deal is successful? I understand that it will be incorporated in the telecoms division so do you expect some pressure on your telecoms division margins? Last you said recently that you aim to add €1 of services per card that you sell. How does the deal fit into this strategy?

Gemalto
Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
Ref #2408541

Olivier Piou: Thank you Steve. I don’t see on which basis the Wavecom board would refuse an offer which is all in cash which is 70% premium and I guess if they do so they will have to explain it to everybody so I would be interested to hear those points. So we have put our best foot forward, this is clearly what we intend to bid and you know it’s not absolutely critical to the future of Gemalto so if they are not interested we will not pursue for too long. What is clear is that we have had discussions with management and with some shareholders at the board to try to make this offer together. There was absolutely no difference in the vision and the fact that it was a good story that this was what was to be done, so now the board has received an offer and I believe that they will put a strong consideration and attention on it. Yes, it will be integrated into the mobile comms business and I think you’re right, with an EBIT margin in the range of 15% or even more the mobile comms division of Gemalto is setting the example of what can be done in this segment and you are correct that Wavecom is not at this level at all. Philippe mentioned that the analysis compiled by HSBC was giving about 1 or 2 million of profit for this year which is 1% or 2%. Now I also believe that we can do better, we can do better on the short term simply by the synergies. I mentioned to you the synergies of offices, of de-listing. At the scale of Wavecom this is several percent every time, when you look at Wavecom which is having almost 20% of ratio of G&A this is extremely high for a company of this size so I believe that we can drive it relatively quickly to our best practices and this is certainly what we will intend to do but we will intend to do it through growth and through the synergies that are simple to achieve. I forgot you had a third question...
Steve Babureck: The third question is regarding the €1 of services you aim to add for every card that you sell, the extra revenue growth.
Olivier Piou: It’s also why we are interested in Wavecom is that many of the competitors are simply selling the modules that they produce. Wavecom has a fabless structure as described, they are interested to develop more services. Now it’s not that you need to develop services especially when you have to build it from scratch without the over-the-air and remote management platform.

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Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
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Of course this is something where Gemalto has a good experience and this is why together we think we can simply make this market bigger and more simple, but you’re right, the service components are a kind of one-stop shop that Philippe described is going to contribute to this ambition of €1 of service per device.
Steve Babureck: Ok, thank you very much.
Operator: Our next question comes from Susan Anthony from Mirabaud Securities. Please go ahead.
Susan Anthony: Yes, hello, it’s Susan Anthony.
Olivier Piou: Hello Susan.
Susan Anthony: I did have a few moments of blackout so I’m sorry I do ask questions on something that you’ve already covered.
Olivier Piou: No problem actually, it’s good if you tell us what it was because I did not notice it myself.
Susan Anthony: It was while you were talking I have to say, the first bit. There was a piece on Bloomberg which suggested that you had — and you’ve just I think touched on it yourself just now — that you had tried to do a combination rather than an offer with Wavecom and I just wondered why that hadn’t been possible and why you think they would be more receptive to an offer and do you think that the two families who if I’m correct still own about more than 20% of the shares, are they going to be on your side? Do you expect them to tender their shares? That was my first question, I don’t know if you want to answer that first.

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Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
Mon 6 Oct 2008
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Olivier Piou: You were asking whether people would be more [audio stream loss]. I’m sorry Susan, I can’t hear you.
Susan Anthony: I can’t hear you very well either, you keep cutting out as well.
Olivier Piou: Ok, so you are back online. You were mentioning that on Bloomberg we had documented, you mentioned that we had had some discussions and then you were interrupted.
Susan Anthony: Then I was wondering if they weren’t interested in a combination why they would be more agreeable to an offer and whether the two families who if I’m right still own more than 20% of the shares if you would expect them to be tendering their shares?
Olivier Piou: The reason why we did not agree was not on the project rationale or things like this. In Wavecom you have two types of shareholders. You have the shareholders that are tired and do not like the fact that the stock is very illiquid and I think this will find very agreeable to have a very good offer which is all cash and immediately executable and you have people that believe in the company that would have liked that we make an offer in shares, so a joint cash and share offer. We simply cannot technically do an offer in shares because Wavecom is listed in the US with more than 10% of its share base in the US which would have forced Gemalto to be registered in the US, Sarbanes-Oxley compliant and all the complications of having a dual listing and we simply do not feel that it is reasonable to bear that type of cost and complication for the acquisition of Wavecom. So what I hope will happen is that with such a good offer those shareholders that are interested in the future of Wavecom will take the cash and buy Gemalto shares if they are interested to continue with the future of Wavecom and those that simply want to get the liquidity will take the money and reinvest it somewhere else. So this is where the dilemma was. Technically we cannot or we are not interested in making a share offer for the Wavecom shareholders which is [audio stream loss] for Wavecom employees, for the company’s future [audio stream loss]. Zvena? Can you explain to us?

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Operator: There are some interruptions? Now we can hear you again.
Susan Anthony: Ok, I missed some of that but I think I got the salient points. I’m afraid I don’t really know Wavecom very well at all and I wondered if you could talk a little bit about what’s been going on there. Obviously life has been quite challenging for them and they talk about a shift from high price, low margin products to low price, high margin products and I wonder if you could discuss a little bit what that means?
Olivier Piou: Wavecom had a first life if you want in deploying essentially radio modems for handset manufacturers essentially in China so this was in the early year 2000 and this went down very abruptly in 2003, something like this because simply the technology was commoditised so it was substituted. So if you refer to that past this is a past which doesn’t exist anymore within Wavecom. The turnaround happened around 2004-2005 where the company re-focused on delivering high value products that have a differentiation linked to their software base and the remote management capability and it grew nicely but you know this business reminds me a little of electronic passports. It’s a little lumpy, people get enthusiastic and then they get disappointed because it’s slower than expected or something happens, so when you have a business like this which is hosted within Gemalto you know you can weather a good month or a bad month, a good quarter or a bad quarter just like we did for our electronic passports. When you are exposed to the stock market you get all sorts of disappointments and ups and downs. Also this company tried to acquire its competitor or one of its competitors so it raised a lot of money on their scale through a bond issuance I think about a year ago but you know this deal was not executed and it has been sitting on this cash for a while since then, so I guess there were several ups and downs which could have been managed better. There is also a discussion that was made, a decision that was made to focus only on some segments of the market and when you are in a growing market it’s pretty dangerous to be extremely selective about what you do so I think when talking to the management they regret this move a little but I think they will be better placed to talk about

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it. Overall it’s a market which is growing nicely, it’s a market which requires some patience so it’s more a business for an industrial company like Gemalto and I think this is why our offer is a good offer for Wavecom.
Susan Anthony: You talk about the lead time and the company itself has talked about the lead times between design wins and revenues. Are we talking there sort of several quarters of several years or how does that look?
Olivier Piou: I guess you should ask the management itself. We did not have access to privileged data or anything that will be confidential but what is clear is that there are several segments that have different dynamics. Some of those segments we know extremely well like for example the metering business because as you remember a part of Gemalto is coming from Schlumberger and Schlumberger was a world leader in metering for electricity, water, gas so this is something we know extremely well. I think the automotive market is also interesting because even though I’m pretty downbeat about the future of automobile volume I think it’s very clear that they will be more intelligent to avoid traffic jams and provide more information to the drivers about their remote environment so I think the future of machine-to-machine is not doubtful and you know there are several other segments that need that type of efficiency. It’s a little like a computer, you can always wait for the next computer because the next computer will be better but at some point in time you are also better off buying a computer and becoming efficient and I think this is the stage where we are in machine-to-machine. Yes, the future can be brighter but there is already a lot that can be done today as long as the service is well delivered, it’s a one-stop shop and it it’s not too complicated and it has been artificially fragmented so far, way too complicated so we can make it more simple.
Susan Anthony: What kind of customers does Wavecom have? Are they mobile operators or are they industrial companies or a mixture or how does that look?

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Olivier Piou: That’s a very good question. Today those customers are blue chip companies so they are like the Gemalto blue chip customers but instead of being the major network operators or the large banks or the governments like they are fundamental, they are the EDF, Renault, Peugeot of that world and it’s mostly today’s structure through vertical segments. Now what’s interesting is that it is changing a lot. The major network operators, the telcos are realising that they have good value here and they are interested to make this market grow just the same way we are and actually for them it’s all gravy. They have a network which is installed and when they have some additional parking meters that are using a few hundred bytes to communicate over that network, for them the seller subscription, maybe I don’t know, €5, €10 a month but it’s pure bottom line. The network is there, the installation is made by somebody else so they are more and more considering that in the data service market you have a market for consumers. You and me, we want to have more services, we want to have information on demand, we want to look at the horoscopes, we want to do all sorts of things but there is also what can be done for the business side of the telcos, offers that they do to EDF or Peugeot or Ville de Paris in order to make their equipment communicate and it’s a real segment with high margins for the MNOs. So it’s changing and we can bring that combination between Wavecom’s customers and the Gemalto customers.
Susan Anthony: Two final things, I think Philippe said that it was a very fragmented supplier structure of which Wavecom is the leader. Can you put a market share figure on Wavecom?
Olivier Piou: In that segment it’s about 25% of the market. They have another competitor which is about the same size which used to belong to Siemens and which was spun off in the past few years to a private equity and venture fund and they have some other smaller competitors, some of them are very dynamic. One of the interests is that we can also propose to them some technologies because the reason why the GSM was successful is that there was a good standardisation and everybody was going after the application and the development and I think this is what will happen in this market, today it’s very fragmented with a lot of proprietary solutions

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Presenter: Olivier Piou, Jacques Tierny, Philippe Vallée
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but there is a very strong need in order to grow the cake and have a big market to have more efficiency and more standards and we have the experience to standardise and propose standardisation to the various standardisation committees in order to grow the business and it’s certainly something that we will not hesitate to do, to license technologies, to make sure that they are adopted or widely broadcasted or adopt some other technologies that would be available.
Susan Anthony: My final question goes back to this thing or whether the two families who own 20% of more of Wavecom, do you expect them to favour your offer?
Olivier Piou: You should ask them. I think they are probably thinking about it and maybe listening to the call, I don’t know.
Susan Anthony: Ok. Well thank you very much and good luck with the offer.
Olivier Piou: Thank you Susan.
Operator: Now I will turn the call back over to Mr. Olivier Piou. Please go ahead.
Olivier Piou: I certainly appreciate you joining us on short notice on what is an important event. I think again our objective is clear, acquiring Wavecom with an all-cash offer, a very attractive premium for the shareholders of Wavecom, I think strong value creation for the two companies and create a leader around wireless innovation and services. We look forward to proceed and we look forward to discuss this success with you again and I think we will meet each other anyway for the call, of the third quarter results of Gemalto in a few weeks from now. Take care and thank you again for your interest.
Operator: That will conclude today’s conference call. Thank you for your participation ladies and gentlemen, you may disconnect now.